Exhibit 99.1

Contact:
Lorin Crenshaw	225.388.7322

Albemarle Reports Second Quarter 2012 Results

BATON ROUGE, LA – July 17, 2012 –

Second quarter 2012 highlights:

•	Quarterly net income of $111.3 million before special items, or $1.24 per share.

•	Eleventh consecutive quarter of year-over-year earnings per share growth, excluding specials.

•	EBITDA of $180.9 million and EBITDA margin of 26 percent for the quarter, before special items.

•	One-time pre-tax charge of $94.7 million related to exit of phosphorous flame retardants business.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
In thousands, except per share amounts	2012	2011	2012	2011

Net sales	$684,894	$742,108	$1,396,598	$1,438,638

Segment income	$174,927	$180,180	$349,190	$351,780

Net income attributable to Albemarle Corporation	$37,732	$114,159	$145,775	$220,739

Diluted earnings per share	$0.42	$1.23	$1.62	$2.38

Special items per share	$0.82	$—	$0.82	$—

Diluted earnings per share excluding special items	$1.24	$1.23	$2.44	$2.38

Albemarle Corporation (NYSE: ALB) reported second quarter 2012 earnings of $37.7 million, or $0.42 per share, compared to second quarter 2011 earnings of $114.2 million, or $1.23 per share. Second quarter 2012 results include after-tax charges amounting to $73.6 million, or $0.82 per share, ($94.7 million before tax) in connection with our previously announced plan to exit the phosphorous flame retardants business. The Company reported net sales of $684.9 million in the second quarter of 2012 compared to net sales of $742.1 million in the second quarter of 2011.

Earnings for the first half of 2012 were $145.8 million, or $1.62 per share, compared to $220.7 million, or $2.38 per share, for the first half of 2011. Excluding after-tax charges amounting to $73.6 million, or $0.82 per share ($94.7 million before tax) for special items in the second quarter of 2012, earnings for the first half of 2012 were $219.4 million, or $2.44 per share. Net sales for the first half of 2012 were $1.40 billion compared to $1.44 billion for the first half of 2011.

“I am pleased to announce our second quarter results, which mark our 11th consecutive quarter of year-over-year earnings per share growth,” said Luke Kissam, CEO. “In spite of a challenging economic environment, each of our businesses delivered solid earnings and margins, and Fine Chemistry recorded its highest quarterly earnings ever. While we currently are not seeing the increased market demand that we had expected in the second half of the year, our businesses remain fundamentally healthy and strategically well-positioned. We remain focused on delivering value to our customers and solid financial results through these uncertain times.”

Quarterly Segment Results

Catalysts generated net sales of $229.1 million in the second quarter of 2012, a 14 percent decrease from net sales in the second quarter of 2011, due mainly to a mix shift from HPC to FCC as well as unfavorable foreign currency impacts, partially offset by higher overall volumes. Catalysts segment income was $67.1 million in the second quarter of 2012, up 2 percent over second quarter 2011 results of $65.6 million due primarily to lower input costs, offset mainly by lower equity income versus the second quarter of 2011.

Polymer Solutions delivered net sales of $247.0 million in the second quarter of 2012, a 15 percent decrease over net sales in the second quarter of 2011, due mainly to lower volumes and unfavorable foreign currency impacts, partly offset by favorable pricing. Segment income for Polymer Solutions was $64.1 million in the second quarter of 2012, a 17 percent decline from $77.2 million in the second quarter of 2011, due primarily to lower volumes, partly offset by favorable pricing, lower input costs and lower charges attributable to the noncontrolling interest in our Jordanian joint venture.

Fine Chemistry net sales in the second quarter of 2012 were $208.7 million, a 13 percent increase over net sales in the second quarter of 2011, due mainly to favorable volumes and pricing, partly offset by unfavorable foreign currency impacts. Segment income for Fine Chemistry was $43.8 million for the second quarter of 2012, up 17 percent over second quarter 2011 results of $37.4 million, due primarily to favorable volume and pricing and lower charges attributable to the noncontrolling interest in our Jordanian joint venture, partly offset by higher input costs.

Corporate and Other

Corporate and other expense was $18.6 million for the second quarter of 2012. The decrease over the comparable period in 2011 was due primarily to lower personnel-related costs including performance-based incentive compensation.

Interest and financing expenses were $8.5 million for the second quarter of 2012 compared to $9.3 million for the second quarter of 2011, with this decrease due primarily to increases in interest capitalized on higher average construction project balances outstanding year over year.

Our second quarter 2012 effective income tax rate was 34.1 percent versus 21.7 percent in the second quarter of 2011. Excluding special items, our second quarter 2012 effective income tax rate was 26.0 percent. Our effective tax rate continues to be influenced by the level and geographic mix of income, and benefits from a favorable mix of income in lower tax jurisdictions.

Cash Flow

Our cash flow from operations was approximately $185 million for the six months ended June 30, 2012, and we had $461.8 million in cash and cash equivalents at June 30, 2012. In the first half of 2012, cash on hand and cash provided by operations funded capital expenditures for plant, machinery and equipment of approximately $126.6 million (which includes approximately $44.0 million in capital expenditures associated with our Jordanian joint venture), long-term debt repayments of $9.4 million, dividends to shareholders of $33.4 million and repurchases of $13.7 million of our common stock.

Outlook

Uncertainty persists regarding the condition of the global economy. During the second quarter, we saw a steady deterioration of certain of the indicators that we use to gauge the health of and demand in the markets that our businesses serve, particularly within electronics. In addition, Catalysts will face challenging year-over-year comparisons.

Earnings Call

The Company’s performance for the second quarter ended June 30, 2012 will be discussed on a conference call at 9:00 AM Eastern Daylight time on July 18, 2012. The call can be accessed by dialing 800-638-5439 (International Dial In # 617-614-3945), and entering conference ID 95471699. The Company’s earnings presentation and supporting material can be accessed through Albemarle’s website under Investors at www.albemarle.com.

About Albemarle

Albemarle Corporation, headquartered in Baton Rouge, Louisiana, is a leading global developer, manufacturer and marketer of highly-engineered specialty chemicals for consumer electronics, petroleum refining, utilities, packaging, construction, automotive/transportation, pharmaceuticals, crop protection, food-safety and custom chemistry services. Albemarle is committed to global sustainability and is advancing its eco-practices and solutions in its three business segments, Polymer Solutions, Catalysts and Fine Chemistry, with Corporate Responsibility Magazine naming Albemarle among its prestigious “100 Best Corporate Citizens” list for 2011. Albemarle employs more than 4,000 people worldwide and serves customers in approximately 100 countries. Albemarle regularly posts information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, Regulation G reconciliations, SEC filings and other information regarding the Company, its businesses and markets served.

Forward-Looking Statements

Some of the information presented in this press release, including, without limitation, statements with respect to product development, improvements in productivity, market trends, price and mix changes, expected growth, outlook and all other information relating to matters that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ materially. Factors that could cause actual results to differ from expectations include, without limitation: changes in economic and business conditions; changes in financial and operating performance of our major customers and industries and markets served by us; the timing of orders received from customers; the gain or loss of significant customers; competition from other manufacturers; changes in the demand for our products; limitations or prohibitions on the manufacture and sale of our products; availability of raw materials; changes in the cost of raw materials and energy and in our inability to pass through increases; acquisitions and divestitures, and changes in performance of acquired companies; fluctuations in foreign currencies; changes in laws and government regulation impacting our operations or our products; the occurrence of claims or litigation; the occurrence of natural disasters; the inability to maintain current levels of product or premises liability insurance or the denial of such coverage; political unrest, including terrorism or hostilities; political instability affecting our manufacturing operations or joint ventures; changes in accounting standards; the inability to achieve results from our global manufacturing cost reduction initiatives as well as our ongoing continuous improvement and rationalization programs; changes in the jurisdictional mix of our earnings; changes in monetary policies or inflation or interest rates, which may impact our ability to raise capital or increase our cost of funds, the performance of our pension fund investments and our pension expense and funding obligations; volatility and substantial uncertainties in the debt and equity markets; technology or intellectual property infringement and other risks; decisions we may make in the future; and the other factors detailed from time to time in the reports we file with the SEC, including those described under “Risk Factors” in our Annual Report on Form 10-K and our 2012 Quarterly Reports on Form 10-Q.

Albemarle Corporation and Subsidiaries

Consolidated Statements of Income

(In Thousands Except Per Share Amounts) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net sales	$684,894	$742,108	$1,396,598	$1,438,638
Cost of goods sold	442,209	490,159	906,026	953,673

Gross profit	242,685	251,949	490,572	484,965
Selling, general and administrative expenses (a)	74,624	82,907	155,316	155,946
Research and development expenses	20,911	19,947	39,960	37,562
Restructuring and other charges (b)	94,703	—	94,703	—

Operating profit	52,447	149,095	200,593	291,457
Interest and financing expenses	(8,486)	(9,274)	(17,220)	(18,866)
Other expenses, net	(688)	(760)	(806)	(422)

Income before income taxes and equity in net income of unconsolidated investments	43,273	139,061	182,567	272,169
Income tax expense	14,747	30,154	50,213	62,326

Income before equity in net income of unconsolidated investments	28,526	108,907	132,354	209,843
Equity in net income of unconsolidated investments (net of tax)	12,712	14,787	21,298	27,618

Net income	41,238	123,694	153,652	237,461
Net income attributable to noncontrolling interests	(3,506)	(9,535)	(7,877)	(16,722)

Net income attributable to Albemarle Corporation	$37,732	$114,159	$145,775	$220,739

Basic earnings per share	$0.42	$1.24	$1.63	$2.41
Diluted earnings per share	$0.42	$1.23	$1.62	$2.38
Weighted-average common shares outstanding – basic	89,414	91,713	89,206	91,673
Weighted-average common shares outstanding – diluted	90,051	92,795	89,999	92,656

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In Thousands) (Unaudited)

	June 30, 2012	December 31, 2011
ASSETS
Cash and cash equivalents	$461,751	$469,416
Other current assets	989,924	886,204

Total current assets	1,451,675	1,355,620

Property, plant and equipment	2,725,084	2,619,428
Less accumulated depreciation and amortization	1,548,114	1,489,948

Net property, plant and equipment	1,176,970	1,129,480

Other assets and intangibles	674,062	718,724

Total assets	$3,302,707	$3,203,824

LIABILITIES AND EQUITY
Current portion of long-term debt	$12,572	$14,416
Other current liabilities	400,731	386,762

Total current liabilities	413,303	401,178

Long-term debt	742,252	749,257
Other noncurrent liabilities	283,007	296,659
Deferred income taxes	70,501	77,903
Albemarle Corporation shareholders’ equity	1,705,690	1,591,277
Noncontrolling interests	87,954	87,550

Total liabilities & equity	$3,302,707	$3,203,824

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries

Selected Consolidated Cash Flow Data

(In Thousands) (Unaudited)

	Six Months Ended June 30,
	2012	2011
Cash and cash equivalents at beginning of year	$469,416	$529,650
Cash and cash equivalents at end of period	$461,751	$490,715

Sources of cash and cash equivalents:

Net income	153,652	237,461

Proceeds from borrowings	614	14,558

Proceeds from exercise of stock options	13,430	1,082

Uses of cash and cash equivalents:

Capital expenditures	(126,623)	(67,627)

Repurchases of common stock	(13,695)	—

Repayments of long-term debt	(9,383)	(105,206)

Dividends paid to shareholders	(33,399)	(27,960)

Pension and postretirement contributions	(4,612)	(55,751)

Investments in equity and other corporate investments	—	(10,868)

Long-term advances to joint venture	(10,000)	—

Non-cash items:

Depreciation and amortization	49,449	47,310

Restructuring and other charges (b)	94,703	—

Equity in net income of unconsolidated investments	(21,298)	(27,618)

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries

Consolidated Summary of Segment Results

(In Thousands) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net sales:
Polymer Solutions	$247,016	$290,450	$475,147	$548,673
Catalysts	229,144	266,851	522,666	527,808
Fine Chemistry	208,734	184,807	398,785	362,157

Total net sales	$684,894	$742,108	$1,396,598	$1,438,638

Segment operating profit:
Polymer Solutions	$61,811	$78,850	$114,523	$148,681
Catalysts	56,304	53,438	131,719	115,569
Fine Chemistry	47,583	42,635	89,507	76,594

Total segment operating profit	165,698	174,923	335,749	340,844

Equity in net income of unconsolidated investments:
Polymer Solutions	1,913	2,650	3,758	5,139
Catalysts	10,799	12,165	17,540	22,626
Fine Chemistry	—	—	—	—
Corporate & other	—	(28)	—	(147)

Total equity in net income of unconsolidated investments	12,712	14,787	21,298	27,618

Net (income) loss attributable to noncontrolling interests:
Polymer Solutions	349	(4,333)	(653)	(7,179)
Catalysts	—	—	—	—
Fine Chemistry	(3,832)	(5,225)	(7,204)	(9,650)
Corporate & other	(23)	23	(20)	107

Total net income attributable to noncontrolling interests	(3,506)	(9,535)	(7,877)	(16,722)

Segment income:
Polymer Solutions	64,073	77,167	117,628	146,641
Catalysts	67,103	65,603	149,259	138,195
Fine Chemistry	43,751	37,410	82,303	66,944

Total segment income	174,927	180,180	349,190	351,780
Corporate & other	(18,571)	(25,833)	(40,473)	(49,427)
Restructuring and other charges (b)	(94,703)	—	(94,703)	—
Interest and financing expenses	(8,486)	(9,274)	(17,220)	(18,866)
Other expenses, net	(688)	(760)	(806)	(422)
Income tax expense	(14,747)	(30,154)	(50,213)	(62,326)

Net income attributable to Albemarle Corporation	$37,732	$114,159	$145,775	$220,739

See accompanying notes to the condensed consolidated financial information.

Notes to the Condensed Consolidated Financial Information

(a)	The six month period ended June 30, 2012 includes a gain of $8.1 million ($5.1 million after tax, or 6 cents per share) resulting from proceeds received in connection with the settlement of litigation (net of related legal fees). The six month period ended June 30, 2012 also includes an $8 million charitable contribution ($5.1 million after tax, or 6 cents per share) to the Albemarle Foundation.
(b)	The three and six month periods ended June 30, 2012 include charges amounting to $94.7 million ($73.6 million after income taxes, or $0.82 per share) in connection with our previously announced plan to exit the phosphorous flame retardants business

Additional Information

It should be noted that earnings, earnings per share and effective income tax rates which exclude special items, as well as presentations of segment operating profit, segment income, EBITDA, EBITDA excluding special items, EBITDA margin and EBITDA margin excluding special items are financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. These measures are presented here to provide additional useful measurements to review our operations, provide transparency to investors and enable period-to-period comparability of financial performance.

A description of other non-GAAP financial measures that we use to evaluate our operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, can be found in the Investors section of our website at www.albemarle.com, under “Non-GAAP Reconciliations” under “Financials.” Also, see attached for a supplemental reconciliation of our segment operating profit and segment income amounts to GAAP Operating profit and GAAP Net income attributable to Albemarle Corporation, respectively, as well as for a supplemental reconciliation of our GAAP Net income attributable to Albemarle Corporation to EBITDA and EBITDA excluding special items.

ALBEMARLE CORPORATION AND SUBSIDIARIES

Non-GAAP Reconciliation

(In Thousands)

(Unaudited)

Our segment information includes measures we refer to as “segment operating profit,” “segment income,” “EBITDA” and “EBITDA excluding special items,” which are financial measures that are not required by, or presented in accordance with, GAAP. The Company has reported segment operating profit, segment income, EBITDA and EBITDA excluding special items because management believes that these financial measures provide transparency to investors and enable period-to-period comparability of financial performance. Segment operating profit, segment income, EBITDA and EBITDA excluding special items should not be considered as alternatives to operating profit or net income attributable to Albemarle Corporation, as determined in accordance with GAAP.

See below for a reconciliation of segment operating profit and segment income, the non-GAAP financial measures, to Operating profit and Net income attributable to Albemarle Corporation, respectively, the most directly comparable financial measures calculated and reported in accordance with GAAP.

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Total segment operating profit	$165,698	$174,923	$335,749	$340,844
Corporate & other *	(18,548)	(25,828)	(40,453)	(49,387)
Restructuring and other charges	(94,703)	—	(94,703)	—

GAAP Operating profit	$52,447	$149,095	$200,593	$291,457

Total segment income	$174,927	$180,180	$349,190	$351,780
Corporate & other	(18,571)	(25,833)	(40,473)	(49,427)
Restructuring and other charges	(94,703)	—	(94,703)	—
Interest and financing expenses	(8,486)	(9,274)	(17,220)	(18,866)
Other expenses, net	(688)	(760)	(806)	(422)
Income tax expense	(14,747)	(30,154)	(50,213)	(62,326)

GAAP Net income attributable to Albemarle Corporation	$37,732	$114,159	$145,775	$220,739

*	Excludes corporate equity income and noncontrolling interest adjustments of $(23) and $(5) for the three-month periods ended June 30, 2012 and 2011, respectively, and $(20) and $(40) for the six-month periods ended June 30, 2012 and 2011, respectively.

See below for a reconciliation of EBITDA and EBITDA excluding special items, the non-GAAP financial measures, from net income attributable to Albemarle Corporation, the most directly comparable financial measure calculated and reported in accordance with GAAP. EBITDA is defined as Net income attributable to Albemarle Corporation before interest and financing expenses, income taxes, depreciation and amortization. EBITDA excluding special items is defined as EBITDA before the special items as listed below.

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Net income attributable to Albemarle Corporation	$37,732	$114,159	$145,775	$220,739

Add:
Interest and financing expenses	8,486	9,274	17,220	18,866
Income tax expense	14,747	30,154	50,213	62,326
Depreciation and amortization	25,214	24,306	49,449	47,310

EBITDA	86,179	177,893	262,657	349,241
Restructuring and other charges	94,703	—	94,703	—

EBITDA excluding special items	$180,882	$177,893	$357,360	$349,241

Net sales	$684,894	$742,108	$1,396,598	$1,438,638

EBITDA Margin	12.6%	24.0%	18.8%	24.3%

EBITDA Margin excluding special items	26.4%	24.0%	25.6%	24.3%